EXHIBIT 99.09

                                                        COMPANY'S FORM 10-Q
                                                         September 30, 1994

                                                                    Page 29


                    A  number of cases have been filed against subsidiaries
          of the Company, other insurance companies and industry organizations relating to service fee charges and premium calculations on certain workers compensation insurance. Subsidiaries of the Company are defendants in an action filed by the Attorney General of South Carolina in August 1994 in the Court of Common Pleas, County of Greenville, South Carolina, and a purported class action filed in September 1994 in the Circuit Court for Bullock County, Alabama. Certain of the Company's subsidiaries have also been named as defendants in a purported class action filed in 1993 in the Superior Court Division of the General Court of Justice, Wake County, North Carolina, and, in April 1994, were named as additional defendants in a purported class action pending in the 116th District of Dallas County, Texas. The plaintiffs in these cases generally allege that the workers compensation carriers in the state have conspired to collect excessive or improper service fees or premiums in violation of state antitrust laws and/or state unfair trade
          practices  laws.    The  plaintiffs  seek  monetary  damages  and
          possible injunctive relief. The Company believes it has meritorious defenses and intends to contest the allegations.